Exhibit 10.28

PROPERTY MANAGEMENT AGREEMENT

This PROPERTY MANAGEMENT AGREEMENT (the "Agreement"), entered into as of this 16th day of March, 2015 BR Park & Kingston Charlotte, LLC, a North Carolina limited liability company ("Owner") and Bell Partners Inc., a North Carolina corporation ("Manager").

IN CONSIDERATION of the mutual covenants and promises each to the other made herein, the Owner does hereby engage Manager exclusively as an independent contractor, and the Manager does hereby accept the engagement, to rent, lease, operate, repair and manage the property more particularly described below (the "Project") upon the following terms and conditions.

THE PROPERTY: Located in the City of Charlotte, County of Mecklenburg, State of North Carolina and being known to consist of l53 units, and more particularly described as:

Park & Kingston Apartments Phase I

125 West Park Avenue

Charlotte, NC 28203

At Owner's option, upon written notice to Manager, Owner shall have the right to add 15 units commonly known as Park & Kingston Apartments Phase II, 125 West Park Avenue, Charlotte, NC 28203 to the scope of this Agreement, whereupon all 168 units located at such address shall constitute the "Project" for all purposes under this Agreement.

SECTION 1:DEFINITIONS

1.1	TERM

The term of this Agreement shall commence on the date hereof and shall, subject to the provisions hereof, terminate twelve (12) months following the date hereof. This Agreement will automatically renew on a year to year basis thereafter until and unless terminated in accordance with the terms hereof under Section 7.06.

1.2	FEES

The management fee ("Base Management Fee") payable each month by Owner to Manager hereunder shall be an amount equal to Three percent (3.0%) of the Gross Receipts from the Project including any partial month in which Manager accepts engagement.

Yield Management. Owner agrees to deploy Yield Management (the process of balancing supply and demand to price apartments to maximize rental revenue) at the Project.

Manager provides Pricing Authority Support to include daily monitoring of apartment pricing, quarterly reporting and bi-weekly conference calls with site staff. Manager will review pricing recommendations and will have authority to make pricing decisions concerning the Property. Manager will be responsible for overseeing selection, set-up and maintenance of the revenue management software. Licensing fees and software costs to run revenue management software shall be paid at the then-prevailing rate by Owner to the software licensor (currently RealPage for Yieldstar product, but licensor and product subject to change at Manager's election) as a normal operating expense. Owner acknowledges and agrees that some revenue management software contracts may impose indemnification obligations on Owner with respect to third party providers and others;

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E-procurement and Invoice Management. Owner agrees to deploy Ops Technology (enables suppliers and service providers to present targeted pre-negotiated catalog pricing, receive orders electronically, and insert electronic invoices into the Manager's payment processing system) at the Project. Manager provides e-procurement and invoice management services to control property spending and optimize expenses. Such a platform enables suppliers and service providers to present pre-negotiated catalog pricing, receive orders electronically, and insert electronic invoices into Manager's payment processing system. Manager will provide oversight of the e-procurement and invoice management platform. If required by the software licensor (currently RealPage for OpsTechnology product, but licensor and product subject to change at Manager' s election), Owner shall pay a one-time licensing fee, a monthly use fee and a per-paper invoice processing fee at the then-prevailing rate as a normal operating expense. In addition, Property vendors will pay a fee directly to the software licensor to participate in the e-procurement and invoice management program. Owner acknowledges and agrees that some contracts with software providers may impose indemnification obligations on Owner with respect to third party providers and others.

Resident Utility Billing and Invoice Processing. Owner agrees to deploy Bell Utilities Management resident utility billing and invoice processing best practices at the Project including, but not limited to, third party resident utility billing, utilities invoice processing, meter maintenance, trash services and deregulated market company/consultants as selected by the Manager. Manager will provide Utilities Management support services in exchange for cost-offset compensation of ninety-nine cents ($.99) per unit per month that will be passed to the residents on the monthly Resident One Bill via the “Rent Service Fee” as a $0 net impact to the Owner. Utilities Management support services provided by Manager shall include implementation of Utilities Management Bell Best Practices in order to maximize utilities reimbursements and to minimize related fees and expenses. The Manager will review utilities management practices (resident utility billing and utility invoice processing) and shall have final authority for making utilities related decisions concerning the Project. Manager will be responsible for set-up and maintenance of the Utilities Management program.

1.3	ADMINISTRATIVE CHARGES

Market rate fees or charges may also be charged or passed through for those services set forth below:

(a)	Revenue Management Charge. To maximize total rental revenue at the Property, Owner agrees to deploy yield management software (software that uses algorithms to establish apartment rental rates) at the Property. Use of such software requires additional staffing and expertise on Manager's part ("Pricing Authority Support''). Owner will pay Manager a per-unit-per-month amount to provide Pricing Authority Support. Such amount will initially be $1.25_per-unit-per-month, and may be adjusted as part of the annual Budget process.

(b)	Marketing and Training Charges. To maximize total rental revenue at the Property, Owner agrees to pay certain support amounts for marketing and training of Manager's employees. Such amounts shall be $1.32 per-unit-per-month for training and $37.00 per Property-per-month for marketing and shall increase thereafter only upon Owner's approval.

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(c)	Contract Negotiation Charge. If, at Owner's request, Manager negotiates video (cable), data (internet), voice (phone) on behalf of the Owner to maximize revenue at the Property, and such agreements provide for the payment to Owner of an upfront or “door” fee payment, then Manager will be paid 10% of the upfront or “door” fee in return for negotiating and overseeing work performed under such contracts.

(d)	Meter Replacement and Maintenance Oversight Charge. If a property-wide meter change-out or meter maintenance is required, Owner will pay to Manager a fee of 5% of total project cost for managing such project.

(e)	Charges for Additional Services. If additional services not outlined herein are required by Owner of Manager, Owner shall pay Manager for such additional services under terms and conditions to be agreed upon by the parties. Manager shall be under no obligation to provide such additional services unless and until the parties have entered into a written agreement reflecting the terms and conditions thereof.

1.3	DEPOSITORY

An FDIC insured bank located in the United States of America, designated by Manager and approved by Owner.

1.4	FISCAL YEAR

The year beginning January 1st and ending December 31st.

1.5	BUDGET

A composite of (i) an operations Budget, which shall be an estimate of receipts and expenditures for the full and complete operation (inclusive of all maintenance, repairs and alterations) of the Project during a Fiscal Year, including a schedule of expected apartment rentals (excluding security deposits) for the period stated herein and a schedule of expected special repairs and maintenance projects, and (ii) a capital Budget, which shall be an estimate of capital replacements, substitutions of, and additions to, the Project for the Fiscal Year.

1.6	GROSS RECEIPTS

The entire amount of all receipts, determined on a cash basis, from (a) tenant rentals, parking rent and other charges collected pursuant to tenant leases for each month during the term hereof; provided, however, that there shall be excluded from tenant rentals any refundable tenant security deposits (except as provided below); (b) cleaning, tenant security and damage deposits forfeited by tenants in such period; (c) tenant reimbursements for utilities (gas, electric, water and sewer); (d) video (cable), data (internet), local or long-distance services (voice), laundry and vending machine income and other ancillary revenue generated as a percentage of gross receipts; (e) any and all receipts from the operation of the Project received and relating to such period; (f) proceeds from rental interruption insurance; and (g) any other sums and charges collected in connection with termination of the tenant leases. Gross Receipts do not include the proceeds of (i) any sale, exchange, refinancing, condemnation, or other disposition of all or any part of the Project, (ii) any loans to the Owner whether or not secured by all or any part of the Project, (iii) any capital contributions to the Owner, (iv) any insurance (other than rental interruption insurance) maintained with regard to the Project, (v) proceeds of casualty insurance or damage claims as a result of damage or loss to the Project or (vi) condemnation awards received pursuant to a government taking of all or any portion of the Project.

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1.7	PROJECT EMPLOYEES

Those persons employed by Manager and located on-site as a management staff; e.g., senior manager, manager, assistant managers, leasing agents, maintenance personnel, courtesy officers, and other personnel necessary to be directly employed by the Manager in order to maintain and operate the Project.

SECTION 2: DUTIES AND RIGHTS OF MANAGER

2.1	APPOINTMENT OF MANAGER

During the term of this Agreement, Manager agrees, for and in consideration of the compensation provided in Section 1.02, and Owner hereby grants to Manager the sole and exclusive right, to supervise and direct the leasing, management, repair, maintenance and operation of the Project as per the authority granted herein. All services performed by Manager under this Agreement shall be done as an independent contractor of Owner. All obligations or expenses incurred hereunder, including the pro rata portion used in connection with, or for the benefit of the Project for all purchases, contracts, sales or services in bulk or volume which Manager may obtain for discount or convenience in connection thereof shall be for the account of, on behalf of, and at the expense of, Owner except as otherwise specifically provided. Owner shall be obligated to reimburse Manager for all expenses of Manager incurred specifically for the Project.

Owner shall designate up to three people, to include a representatives from accounting and asset management to serve as Owner's representative (''Owner's Representative") in all dealings with Manager hereunder. Whenever the approval, consent, or other action of Owner is called hereunder, such approval, consent or action shall be binding on Owner if specified in writing via email, facsimile, or written correspondence and approved by Owner's Representative. The initial Owner's Representative is Laurance Kaufman. Manager shall be entitled to rely on all instruction of the Owner's representative pending further notification by Owner. The Owner's Representative may be changed at the discretion of Owner

All obligations or expenses incurred hereunder, including the pro rata portion used in connection with, or for the benefit of the Project for all purchases, contracts, sales or services in bulk or volume which Manager may obtain for discount or convenience in connection thereof shall be for the account of, on behalf of, and at the expense of, Owner except as otherwise specifically provided. Owner shall be obligated to reimburse Manager for all reasonable customary expenses of Manager incurred specifically for the Project, which were authorized in the Budget or otherwise approved in writing by the Owner.

2.2	OWNER' S MINIMUM TECHNOLOGY REQUIREMENTS.

Owner agrees to use and pay associated software costs for Manager’s standard business application platform for property management (e.g. RealPage), financials (e.g. Yardi), and other business applications (e.g. HR/Payroll - Workday). Owner agrees to provide the Property with technology, including but not limited to, hardware (e.g. computer, printer, scanner, check scanner, etc.), software (e.g. Microsoft Windows, etc.), and high-speed internet access (e.g. bandwidth, etc.) that satisfies Manager's minimum technology standard, as may be modified from time to time. If the technology device falls below the minimum standard or upgraded technology is deemed necessary for continuing operations, Owner agrees to upgrade, at Owner's expense, as reasonably needed to achieve the agreed upon minimum standard attached hereto as Exhibit C (as the same may be modified from time to time) which were authorized in the Budget or otherwise approved in writing by Owner to reasonably achieve the minimum technology standard.

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2.3	GENERAL OPERATION

Manager shall operate the Project in the same manner as is customary and usual in the operation of comparable facilities, and shall provide such services as are customarily provided by operators of apartment projects of comparable class and standing consistent with the Project's facilities, subject, however, in all events to the limitations of the Budget. In addition to the other obligations of Manager set forth herein, Manager shall render the following services and perform the following duties for Owner in a timely, faithful, diligent and efficient manner: (a) coordinate the plans of tenants for moving their personal effects into the Project or out of it, with a view toward scheduling such movements so that there shall be a minimum of inconvenience to other tenants; (b) maintain businesslike relations with tenants whose service requests shall be received, considered and recorded in systematic fashion in order to show the action taken with respect to each; (c) use its commercially reasonable efforts to collect all monthly rents due from tenants and rent for users or lessees of other non-dwelling facilities in the Project, if any; request, demand, collect, receive and receipt for any and all charges or rents which become due to Owner, and at Owner's expense, take such legal action as may be necessary or desirable to evict tenants delinquent in payment of monthly rental, other charges (security deposits, late charges, etc.); (d) prepare or cause to be prepared for execution and filing by the Manager as an independent contractor all forms, reports and returns required by all federal, state or local laws in connection with the unemployment insurance, workers' compensation insurance, disability benefits, Social Security and other similar taxes now in effect or hereafter imposed, and also any other requirements relating to the employment of personnel; (e) advertise when necessary, at Owner's expense and approval, the availability for rental for the Project units using commercially reasonable business strategies in connection with the use of promotional materials, market outreach efforts, internet and web-based marketing and display “for rent” or other similar signs upon the Project, it being understood that Manager may install one or more signs on or about the Project stating that same is under management of Manager and may use in a tasteful manner Manager1s name and logo in any display advertising which may be done on behalf of the Project; and (f) sign, renew and cancel tenant leases for the Project for terms and on forms agreed to by Manager and approved by Owner (or on a month to month basis following the expiration of the initial term of a tenant lease) to bona fide individuals based upon Manager's recommendations. Manager shall exercise its commercially reasonable efforts to include the Project in signage advertising rentals available to be placed at the Project during any lease-up period. Notwithstanding anything herein to the contrary, in the event the Project name contains the trade names and/or trademarks “Bell Partners” or “Bell” (collectively, the "Bell Brand Rights"), Owner shall not be entitled to any right, title or interest of Manager in the Bell Brand Rights. Owner, at its cost, shall immediately cease using any Bell Brand Right and shall replace all signage and all collateral material that contains a Bell Brand Right (1) during the term of this Agreement within 30 days after a request to do so by Bell; and (2) within 30 days after the termination of this Agreement;

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Security Services. It is understood and agreed that Manager is not in the business of, and will not be providing alarm systems, guards, patrols and/or similar services to the Project as a part of its management services. Should Owner choose to do so, Owner may separately contract with a company providing Security Services.

2.4	BUDGET

(a) Attached hereto as Exhibit A is the Budget approved by Owner for the stated portion of the current Fiscal Year. For subsequent Fiscal years, Manager shall submit the Budget for the ensuing Fiscal Year for Owner's approval no later than ninety (90) days prior to the beginning of each successive Fiscal Year. Owner shall make reasonable business efforts to approve the proposed Budget prior to December 31. In the event Owner disapproves the Budget, in whole or in part, Owner will provide such edits for the Manager to make as may be reasonably practicable. Until a complete new Budget is approved, Manager shall operate on the Budget or part thereof which is approved and the disapproved items shall be governed by the like item approved for the prior Fiscal Year, with the exception of expenses for personnel which may be reasonably increased based on existing competitive conditions unless the increase for personnel is the item that is being disputed, in which case expenses for personnel will not be increased.

(b) The Budget shall reflect the schedule of monthly rents for the applicable Fiscal Year. It shall also constitute a major control under which Manager shall operate the Project, and Manager shall make all reasonable efforts to ensure there are no substantial variances therefrom except for the variations which are in compliance with Section 2.07(a)(ii). Consequently, no expenses may be incurred or commitments made by Manager in connection with the management or operation of the Project which exceed (or would cause the total expenses to exceed) by more than five percent (5%) for the "line item" amount allocated for such category of expense provided for in the approved Budget; provided, however, the foregoing limitation with respect to incurring expenses not covered by the Budget shall not apply to expenses relating to taxes, insurance or utilities. Manager makes no guaranty, warranty or representation whatsoever in connection with the Budgets or the operational results of owning the Project, such being intended as estimates only. Manager will use its commercially reasonable efforts to develop the Budget and manage the Project in accordance with the Budget.

(c) In the event there shall be a substantial variances (expenses exceeding 5% of any "line item" amount allocated for such category of expense, or Gross Receipts less than 95%, of projection) between the actual results of operations for any month and the estimated results of operations for such month as set forth in the Budget, Manager shall furnish to Owner, within ten (10) business days after the expiration of such month, a written explanation concerning the variances and the steps being taken by Manager to rectify the variances. If after a Budget has been approved substantial variations have occurred, or are anticipated by Manager during the course of the Fiscal Year, Manager shall immediately notify Owner and, upon Owner's request, shall prepare and submit to Owner a revised forecast of annual income and expenses for the remainder of the Fiscal Year based on actual year-to-date income and expenses and Manager's forecast of income and expenses for the remainder of the Fiscal Year. Such forecast shall not constitute a replacement Budget.

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2.5	PROJECT EMPLOYEES AND OTHER PERSONNEL

(a) Manager shall investigate, hire, employ, instruct, pay, promote, direct, discharge and supervise the work of the Project employees and shall supervise, through the Project employees, the firing, promotion, discharge and work of all other operating and service employees performing services in, for or about the Project, all in the name of Manager. All necessary and appropriate training and training-related costs may be included in the Budget and paid accordingly. Manager shall be solely responsible for legal compliance concerning the foregoing activities and shall indemnify and hold harmless Owner from employee claims and violations of law by Manager in respect to employment matters. To the extent that some of the Project employees may be required to reside at the Project and be available on a full time basis in order to perform properly the duties of his/her employment, it is further understood and agreed that to the extent contemplated in the Budget or with Owner's prior written approval, such Project employees (including spouses or significant others and dependent children), in addition to salary and fringe benefits, may receive up to a 20% discount, or rental concession on the normal rental rates for any unit such employee is required to occupy.

(b) At all times, all Project employees shall at all times be deemed solely employees of Manager, and not of Owner. Owner nevertheless agrees to reimburse Manager, consistent with the Budget, bi-weekly for the total aggregate Budgeted compensation, including salary and fringe benefits, payable with respect to the Project employees and any temporary employees performing duties at the Project. The term "fringe" benefits, as used herein, shall mean and include the employee's and employer's contribution of FICA, unemployment compensation and other employment truces, workers' compensation, group life, accident and health insurance premiums, performance bonuses provided for in the Budget and approved by Owner, disability, vacation, holiday, and sick leave, 401(k) contributions and other similar benefits paid or payable to employees on other projects operated by Manager. Any 401(k) employee or employer contributions forfeited by the employee remain with the plan. The cost of such Project Employees' base salaries and fringe benefits shall be separately and specifically scheduled within the Payroll line item of the Budget. The compensation, payroll taxes, employee benefits, insurance, payroll and administrative costs of such employees shall be considered a normal operating expense and shall be paid as a Project expense, as provided and to the extent permitted in the Budget. In addition, if there is a sale of the Property during the term of this Agreement, Manager may pay and Owner shall reimburse, such "stay on bonuses" to on-site Property employees as Manager deems customary in the industry and approved by Owner in writing.

2.6	CONTRACTS AND SUPPLIES

Subject to the Budget, the Manager shall, in the name of and on behalf of Owner and at Owner's expense, consummate arrangements with unrelated third party concessionaires, licensees, tenants or other intended users of the facilities of the Project, shall enter into contracts for furnishing to the Project electricity, gas, water, steam, telephone, cleaning, vermin exterminators, furnace and air-conditioning maintenance, security protection, pest control, landscaping, solid waste removal and any other utilities, services and concessions which are provided in connection with the maintenance and operation of apartment projects which are comparable to the Project and in accordance with standards comparable to those prevailing in other comparable apartment projects, and shall place purchase orders for such equipment, tools, appliances, materials and supplies as are reflected in the Budget and necessary to maintain the Project. Manager will make a reasonable attempt to make all contracts cancelable without penalty within (30) days written notice provided, however, that Owner's prior written consent shall be required for service contract or purchase order providing for a term or duration of more than one (1) year period; and further provided, that Owner's prior written consent shall be required for any such agreement that is not cancelable without penalty upon thirty (30) day written notice.

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In the event that utility or power companies require a surety bond or other form of security in order to provide utilities, electrical or other services to the Project, upon Owner's written consent thereto, the Manager is authori7.ed to obtain such bond at Owner's sole expense. Manager may, in its sole discretion, elect to guarantee, indemnify, defend and hold harmless those parties supplying such bonds or other form of security (the "Surety") for any premiums, liabilities, losses, costs, damages, attorney fees and other expenses, including interest, which the Surety may sustain or incur by reason of, or in connection with, the issuance, renewal or continuation of such bonds or other form of security. In such event, Owner will reimburse and indemnify Manager pursuant to Section 6.03 with regard to the same.

2.7	MANAGER'S SERVICES

In the performance of its duties under this Agreement and subject to the limitations set forth in Section 2.05 hereof, it is agreed that Manager may enter into any contract on behalf of Owner with subsidiaries and affiliates of Manager for the furnishing of supplies and services to the Project, including but not limited to the purchasing of furniture, operating equipment, operating supplies, maintenance and landscaping services, and advertising, provided, however, that the net cost of such supplies and services to Owner is competitive with such similar services or supplies customarily used in the industry, whose services or supplies are reasonably available to the industry and whose services or supplies are reasonably available to the Project. Manager may implement a renter's insurance program through an insurance company affiliated with Manager provided rates are comparable with the industry standard.

2.8	ALTERATIONS,REPAIRS AND MAINTENANCE

(a) (i) To the extent adequate funds are made available to Manager by Owner, Manager shall make or install, or cause to be made and installed at Owner's expense and in the name of Owner, all necessary or desirable repairs, interior and exterior cleaning, painting and decorating, plumbing, alterations, replacements, improvements and other normal maintenance and repair work on and to the Project as are customarily made by Manager in the operation of apartment Projects or are required by any lease. (ii) Manager may make emergency repairs involving manifest danger to life or property which are immediately necessary for the preservation of the safety of the Project, or for the safety of the tenants, or are required to avoid the suspension of any necessary service to the Project, in which event such reasonable expenditures may be made by the Manager without prior approval and irrespective of the cost limitations imposed by the Budget, provided that Owner or its successor in interest is notified in a timely manner and thereafter given written notice of such situation and such costs incurred.

(b)              In accordance with the terms of the Budget, by Manager's recommendation (with Owner's approval) or upon Owner demand and/or approval (except in the case of emergency), Manager shall, at Owner's expense, from time to time during the term hereof, make all required capital replacements or repairs to the Project (“Capital Project”). For any Capital Projects, including but not limited to Project improvements and rehab/renovation projects that cost more than $10,000 on an individual basis, Owner shall pay Manager a fee to supervise such Capital Projects equal to six percent (6%) of the total cost of the completed work, including both hard and soft costs.

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(c) In connection with this Agreement, Manager shall provide construction management services and supervision to restore or repair physical damage to the Property resulting from fortuitous loss or acts of God, including but not limited to, fire, wind, hail and flood ("Casualty Projects").

Manager shall be paid a construction management oversight fee of five percent (5%) based upon the total cost of the Casualty Project work, including hard and soft costs.

The construction management fee shall be paid to Manager by Owner as soon as practical, either at the earlier of as draws are paid, or at the completion of the project work.

Manager shall where applicable make reasonable efforts to secure at least three (3) bids for all insurance loss claims and casualty work. and shall use best efforts to obtain at least three (3) such bids for any contract for labor and/or material relating to the Project which has an aggregate cost to Owner of more than Twenty Five Thousand Dollars ($25,000).

(d)              Manager's responsibilities with respect to the Casualty Projects shall be performed with the professional skill and care of first-class construction managers in the geographic area in which the Project is located. The services to be provided will include, but not be limited to, the following: coordination of space planning; providing a detailed scope of work; coordination of acquisition of city approvals and permits to be obtained by General Contractor; acquisition of competitive bids from contractors where required by Owner; bid summary and recommendations for review by Owner; negotiation of construction contracts; handling relations with tenants of the Project; coordination of change orders; securing and recording conditional and unconditional lien releases (whether partial or final) from all contractors, subcontractors, material men, suppliers and the like prior to or concurrent with the making of any payments, and providing for such other arrangements as may be reasonably prudent under the circumstances to assure the appropriate application of construction funds; inspection of construction to ensure quality and completion prior to payment; timely filing or recording of notices of completion and posting of notices of non responsibility on behalf of Owner (if applicable) as well as otherwise taking all steps necessary to comply with all laws and procedures relating to keeping the Project free of liens; preparation of a final punch list, and supervising the completion of any punch list items of remaining or defective work; coordination of inspections upon completion; securing certificates of occupancy; obtaining final lien waivers; review, approval, and submittal to Owner of all payment applications; ensuring that all contractors, subcontractors, material men, suppliers and the like carry sufficient insurance; and, such other services as are reasonable and necessary in connection with completion of the work. Manager shall make available to Owner the advice, consultation and expertise of Manager's technical staff, and render such periodic progress reports to Owner as it shall reasonably request.

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2.9	LICENSES AND PERMITS

Manager shall, in a timely manner, apply for, and thereafter use commercially reasonable efforts to obtain and maintain in the name and at the expense of Owner all licenses and permits (including deposits and bonds) required of Owner or Manager in connection with the management and operation of the Project. Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Manager in applying for, obtaining and maintaining such licenses and permits. Specifically, but without limitation, Manager acknowledges that the Project is subject to brownfields regulations, and agrees to comply with all environmental laws and regulations in connection therewith, to the extent that such laws and regulations relate to Manager's management, operation and maintenance obligations hereunder. Upon obtaining knowledge of any violation of any such law, Manager shall promptly notify Owner thereof in writing.

2.10	COMPLIANCE WITH LAWS

Manager, at Owner's expense, shall use its commercially reasonable efforts to cause all acts and duties to be done in and about the Project to comply with all laws, regulations and requirements of any federal, state, regional, county or municipal government, having jurisdiction respecting the use or manner of use of the Project or the maintenance, alteration or operation thereof.

Owner shall use its commercially reasonable efforts to cause all acts and duties to be done in and about the Project to comply with all laws, regulations and requirements of any federal, state, regional, county or municipal government having jurisdiction over the use or manner of use of the Project or the maintenance, alteration or operation thereof.

2.11	LEGAL PROCEEDINGS

Manager shall institute, in its own name or in the name of Owner, but in any event at the expense of Owner, any and all legal actions or proceedings which Manager deems reasonable to collect charges, rent or other income from the Project, or to dispossess tenants or other persons in possession, or to cancel or terminate any lease, license or concessions agreement for the breach thereof, or default thereunder by any tenant, licensee or concessionaire, provided, that the legal fees and related costs in connection with such proceeding do not exceed the Budget.

2.12	DEBTS OF OWNER

In the performance of its duties as Manager, Manager shall act solely as the representative of the Owner. All debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Project shall be the debts and liabilities of the Owner only, and Manager shall not be liable for any such debts or liabilities.

SECTION 3: MANAGEMENT FEES

3.1	MANAGEMENT FEE

The Owner shall pay to Manager, during the term hereof, the Management Fees and other fees and costs due hereunder for the previous month on or before the tenth (10th) day of each subsequent month; provided, however that with respect to the Management Fee due for the last month of the term hereof, such Management Fee shall be payable on the last day of such month. Manager shall have the right to withdraw the monthly fee from the Operating Account established by Manager.

3.2	PLACE OF PAYMENT

All sums payable by Owner to Manager hereunder shall be payable to Manager at 300 N. Greene Street, Suite 1000, Greensboro, NC 27401, unless the Manager shall, from time to time, specify a different address in writing.

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SECTION 4 : PROCEDURE FOR HANDLING RECEIPTS AND OPERATING CAPITAL

4.1	BANK DEPOSITS

All monies received by Manager for or on behalf of Owner shall be deposited by Manager with the Depository. Manager shall maintain separate accounts for such funds consistent with the system of accounting of the Project. All funds on deposit shall be managed by Manager subject to the terms hereof. All monies of Owner held by Manager pursuant to the terms hereof shall be held by Manager in trust for the benefit of Owner to be held and disbursed as herein provided and shall not, unless Owner otherwise has agreed or directed, be commingled with the funds of any other person, including Manager or any affiliate of Manager. In no event shall Manager be responsible for any loss to amounts on deposit caused by the insolvency or other similar event or occurrence with respect to the Depository.

4.2	SECURITY DEPOSIT ACCOUNT

Manager shall comply with all applicable laws with respect to security deposits paid by tenants. All security deposit funds held by Manager shall at all times be the property of Owner, subject to all applicable laws with respect thereto. Upon commencement of this Agreement, the Owner authorizes the Manager to make withdrawals therefrom for the purpose of returning them as required by the lease or by existing law.

4.3	OPERATING ACCOUNT

Manager shall deposit all gross receipts from the operations of the Project into an Operating Account, on which both Manager and Owner shall be signatories and pay the normal operating expenses of the Project, including Manager's fees, debt and taxes as directed.

4.4	DISBURSEMENT OF DEPOSITS

Manager shall disburse and pay all funds on deposit on behalf of and in the name of Owner, in such amounts and at such times as the same are required in connection with the ownership, maintenance and operation of the Project on account of all taxes, assessments and charges of every kind imposed by any governmental authority having jurisdiction over the Project, and all costs and expenses of maintaining, operating and supervising the operation of the Project, including, but not limited to, the Management Fees due hereunder, salaries, fringe benefits and expenses of the Project employees, insurance premiums, debt service, legal and accounting fees and the cost and expense of utilities, services, marketing, advertising and concessions. To the extent there are insufficient funds to pay all of such costs and expenses, Manager shall immediately notify Owner upon first projection or awareness of a cash shortage or pending cash storage. Manager shall pay such of the foregoing items in the order and manner directed by Owner, and shall thereafter submit to Owner a statement of all remaining unpaid bills except that Management Fees and payroll shall not be deferred and shall be paid in accordance with the Agreement. Nothing in this agreement shall require the Manager to advance money on the Owner's behalf.

4.5	AUTHORIZED SIGNATURES

Any persons from time to time designated by Manager and agreed to in writing by Owner shall be authorized signatories on all bank accounts established by Manager hereunder and shall have authority to make disbursements from such accounts to the extent permitted in this Section 4. Funds may be withdrawn from all bank accounts established by Manager, in accordance with this Section 4, only upon the signature of an individual who has been granted that authority by Owner. Owner may at any time and at Owner’s sole discretion direct Manager to withdraw funds and make disbursements from such accounts, except all persons who are authorized signatories or who in any way handle funds for the Project shall be bonded or covered by dishonesty insurance in the minimum amount of $100,000 per employee. At the beginning of each year and as new persons shall be designated authorized signatories, Manager shall provide Owner with evidence of such bonding. Any expenses relating to such bond for on-site employees and for off-site employees shall be borne by Manager. Owner's designated agents shall be added as authorized signatories at Owner's request.

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SECTION 5: ACCOUNTING

5.1	BOOKS AND RECORDS

Manager, on behalf of Owner, shall keep all books and accounts pertaining to the Project In accordance with Generally Accepted Accounting Principles in the U.S. The cutoff date of the accounting period shall be the last day of each calendar month. Manager, on behalf of Owner, shall also supervise and direct the keeping of a comprehensive system of office records, books and accounts pertaining to the Project. Such records shall be subject to examination at the office where they are maintained by Owner or its authorized agents, attorneys and accountant at all reasonable business hours and upon reasonable, advance notice to Manager. Capitalization and expense policy of Bluerock to be adhered to.

On or about the end of each calendar quarter of each year, Manager shall cause to be furnished to owner such information as reasonably requested in writing by Owner as is necessary for any reporting requirements of the any direct or indirect members of Owner or for any reporting requirements of any REIT Member (as defined in the Owner's Operating Agreement) (whether a direct or indirect owner) to determine its qualification as a real estate investment trust and its compliance with REIT Requirements (as defined in the Owner's Operating Agreement) as shall be reasonably requested by Owner. Further, the Manager shall cooperate in a reasonable manner at the request of Owner and any direct or indirect member of Owner to work in good faith with any designated accountants or auditors of such party or its Affiliates so that such party or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the such party or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such party or its Affiliates.

5.2	PERIODIC STATEMENTS

(a)   On or before five (5) business days following the end of each calendar month, Manager shall deliver or cause to be delivered to Owner its standard financial reports customarily provided the owners of properties it manages, a list of which is set forth on Exhibit B. The reports are subject to change from time to time by Owner or Manager provided Manager shall not substantively decrease the quality of the information provided.

(b)   Within ten (10) business days but no later than the 151h of the month after the end of such Fiscal Year, Manager will deliver to the Owner, an income and expense statement as of Fiscal Year end, and the results of operation of the Project during the preceding Fiscal Year (anything contained herein to the contrary notwithstanding, however, Manager shall not be obligated to prepare any of Owner's state or federal income tax returns).

(c)   Manager shall also prepare and provide to Owner such reports and information as required by Owner to prepare the reports and tax returns required under Owner's Operating Agreement including without limitation, the quarterly reports that Owner may require under

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Section 5.01 hereof.

(d)   In the event that Owner or Owner's Mortgagee(s) requires an audit, the Manager shall cooperate with the auditors in a timely manner to complete the audit engagement. Also, Manager shall cooperate in a reasonable manner at the request of any indirect owner of Owner and shall work in good faith with its designated representatives, accountants or auditors to enable compliance with its public reporting, attestation, certification and other requirements under applicable securities laws and regulations, including for testing internal controls and procedures.

(e)   Owner may request and Manager shall provide when available such monthly, quarterly and/or annual leasing and management reports that relate to the operations of the project as Manager customarily provides the owners of properties it manages.

5.3	EXPENSES

All costs and expenses incurred in connection with the preparation of any statements, budgets, schedules, computations and other reports required under this Section 5, or under any other provisions of this agreement, shall be borne by the Manager. Any costs and expenses incurred in connection with the preparation of any statement or report not a part of the Manager's standard reporting package, a list of which is set forth on Exhibit B. shall be borne by Owner with Owner's prior written consent thereto.

SECTION 6: GENERAL COVENANTS OFOWNER AND MANAGER

6.1	OPERATING EXPENSES

The Owner shall be solely liable for, and shall pay, all costs and expenses of managing and operating the Project that have been incurred by Owner or by Manager in accordance with the provisions of this Agreement, and shall pay, or Manager shall pay on Owner's behalf, all such costs and expenses, including, without limitation, the salaries of all Project employees, provided however, Owner shall have no direct obligations to Project Employees for salaries or fringe benefits, as all Project Employees are employed solely by Manager and not by Owner. Nothing in this Agreement shall require Manager to advance funds on Owner's behalf, however if funds are advanced by Manager in the operation, or management of the Project due to insufficient funds being from Gross Receipts, these funds will be reimbursed by the Owner within thirty (30) days of submitting itemized invoices to the Owner. Given Manager's purchasing power, Manager is sometimes able to negotiate volume discounts which inure to the benefit of its managed properties. Owner's obligation to pay all costs and expenses of managing and operating the Property includes Owner's pro rata share of purchases, contracts, sales or services purchased by Manager in bulk for which Manager obtains for discount or convenience to benefit the Property. Owner further recognizes that the Project may be operated in conjunction with other projects and that costs may be allocated or shared between such projects. In such regard, Owner consents to such allocation of costs and/or sharing of any expenses in an effort to save costs and operate the Project in a more efficient manner, so long as all such allocations are clearly indicated and approved in the Budget and not otherwise detrimental to Owner.

6.2	OWNER'S RIGHT OF INSPECTION AND REVIEW

Owner and Owner's accountants, attorneys and agents have the right to enter upon any part of the Project at any reasonable time during the Term of this Agreement for the purpose of examining or inspecting the Project or examining or making copies of books and records of the Project Any inspection shall be done with as little disruption to the business of the Project as possible. Books and records of the Project shall be kept, as of the commencement date, at the Project or at the location where any central accounting and bookkeeping services are performed by Manager but at all times shall be the property of Owner.

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6.3	INDEMNIFICATION BY OWNER

Except for the gross negligence, willful misconduct or criminal actions of Manager (including Project Employees) in connection with its performance under this Agreement, Owner shall indemnify, hold harmless, and defend Manager (and Manager's partners, directors, shareholders, officers, employees, and agents), from and against any and all liabilities, claims, causes of action, suits, losses, demands and expenses whatsoever including, but not limited to reasonable legal fees and expenses arising out of or in the connection with the ownership, maintenance or operation of the Property or this Agreement or the performance of Manager's agreements hereunder (collectively “Claims”), including but not limited to, Claims alleging bodily injury or property damage, and/or the loss of use of property following and resulting from damage or destruction, unless caused by the gross negligence, willful misconduct or criminal actions of Manager. The indemnification by Owner contained in this Section 6.03 is in addition to any other indemnification obligations of Owner contained in this Agreement, and is not limited by or to Owner's Liability Insurance. It is the intent of the parties hereto, however, to look first to Owner's Liability Insurance with respect to all Claims hereunder. Nothing herein shall be construed to indemnify, defend or hold harmless the Manager from claims alleging the gross negligence, willful misconduct or criminal actions of the Manager or its employees, directors, officers, agents or representatives.

6.4	INDEMNIFICATION BY MANAGER

Manager shall indemnify Owner from and against all Claims for bodily injury and property damage or for financial loss that (i) arise out of or are a result of the gross negligence, willful misconduct or criminal actions of Manager except where attributable to actions or policies approved in writing or required in writing by Owner and (ii) result in a claim against Owner arising out of the Manager's gross negligence, willful misconduct or criminal actions. Where Owner is sued as a result of Manager's gross negligence, willful misconduct or criminal actions, Manager shall indemnify, defend and hold harmless Owner. The indemnification by Manager contained in this Section 6.04 is in addition to any other indemnification obligations of Manager contained in this Agreement, and is not limited by or to Manager's Insurance. It is the intent of the parties hereto, however, to look first to Manager's Insurance, where applicable, as set forth herein.

6.5	SURVIVAL OF INDEMNITY OBLIGATIONS

The indemnification and hold harmless obligations of the parties in the Sections 6.03 and 6.04 shall survive the expiration or earlier termination of this Agreement.

SECTION 7:DEFAULTS AND TERMINATION RIGHTS

7.1	DEFAULT BY MANAGER

Manager shall be deemed to be in default hereunder in the event Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, and such default shall (i) result from Manager's grossly negligent acts or omissions or willful misconduct; (ii) involve Manager's misappropriation or intentional misapplication of funds received or held by Manager hereunder; or (iii) continue for a period of ten (10) days after written notice thereof by Owner to Manager as to any default in payment of money or thirty (30) days after written notice thereof by Owner to Manager as to any non-monetary default, or, if such non-monetary default cannot be cured within thirty (30) days, then such additional period as shall be reasonable provided that Manager is capable of curing same and has continuously attempted to cure such default. Manager shall also be deemed to be in default hereunder if a petition for bankruptcy, reorganization or rearrangement is filed under state or federal insolvency statutes by Manager, or if any such petition is filed against Manager and not removed or discharged within sixty (60) days thereafter.

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7.2	REMEDIES OF OWNER

Upon the occurrence of an event of default by Manager as specified in Section 7.01 hereof, Owner shall have the right to pursue any remedy it may have at law or in equity (provided that in no event shall Manager ever be liable to Owner for, and Owner hereby waives all rights to receive, punitive, consequential or exemplary damages), it being expressly understood that although Owner has no further obligation to pay any fee due hereunder, Manager shall remain liable for any losses suffered as a result of Manager's default and the resulting termination of this Agreement. Promptly upon such termination, Manager shall deliver to Owner any funds, books and records of Owner then in the possession or control of Manager and all accounts established by Manager for security deposits.

7.3	DEFAULTS BY OWNER

Owner shall be deemed to be in default hereunder in the event Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner, and such default shall continue for a period of, in the case of any default which can be cured by the payment of a liquidated sum of money, ten (10) days and, in the case of all other defaults, thirty (30) days after notice thereof by Manager to Owner but, if such non-monetary default cannot be cured within thirty (30) days, then such additional period as shall be reasonable provided that Owner is capable of curing same and has continuously attempted to cure such default.

7.4	REMEDIES OF MANAGER

Upon the occurrence of an event of default by Owner as specified in Section 7.03 hereof, Manager shall be entitled to terminate this Agreement, and upon any such termination by Manager pursuant to this Section 7.04, Manager shall have the right to pursue any remedy it may have at law or in equity (provided that in no event shall Owner ever be liable to Manager for, and Manager hereby waives all rights to receive, punitive, consequential or exemplary damages).,

7.5	EXPIRATION OF TERM

Upon the expiration of the Term hereof pursuant to Section 1.0 I hereof, unless sooner terminated pursuant to the terms of this Agreement, Manager shall deliver to Owner all funds, including tenant security deposits, books and records of Owner then in possession or control of Manager, save and except such sums as are then due and owing to Manager hereunder. In addition, within sixty (60) days following expiration or termination, Manager shall deliver to Owner a final accounting, in writing, with respect to the operations of the Project, which obligation shall survive termination.

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7.6	TERMINATION WITHOUT CAUSE

This Agreement shall be terminable by either party at any time without cause upon thirty (30) days prior written notice from Owner to Manager and ninety (90) days written notice from Manager to Owner. Additionally, this Agreement shall automatically terminate upon Owner's sale or other disposition of the Project or upon the condemnation of all or any material portion of the Project. Owner acknowledges Manager shall incur substantial expenses in the initial set-up of the management of the Project. In the event Owner terminates this Agreement without cause for any reason, including but not limited to, the sale or transfer of the Project's ownership or assignment of property management services to another property manager within 120 days of commencement, in addition to payments and reimbursable expenses due Manager through the date of termination, Owner agrees to pay Manager an additional amount equal to one month's Base Management Fee.

7.7	EFFECT OF TERMINATION

Upon termination of this Agreement for any reason, neither the Owner, nor the Manager have any further rights or obligations under this Agreement other than obligations accrued prior to the termination or by the express terms surviving this Agreement.

SECTION 8:INSURANCE

8.1 OWNER'S INSURANCE: Owner shall obtain and maintain the following insurance (the specifications for which may be changed from time to time by Owner) necessary to protect the interest of Owner as it relates to the Property, at Owner's sole cost and expense, from authorized insurance companies with an AM Best rating of A IX or higher.

a.	PROPERTY INSURANCE: Hazard insurance in the amount of the full replacement cost of the Property, and such other property insurance as Owner may elect, at Owner's expense.

b.	LIABILITY INSURANCE: Commercial general liability insurance including contractual liability for insured contracts, on an "occurrence" basis, naming Manager as an additional insured, with limits of not less than three Million Dollars ($3,000,000.00) per occurrence (the "Owner's Liability Insurance"). This limit may be satisfied by a combination of COL and umbrella/excess liability insurance. The Owner's Liability Insurance shall include coverage for losses arising from the ownership, management, and operation of the Property. This insurance shall be primary for Owner and Manager with respect to the Project.

c.	CERTIFICATE OF INSURANCE: Owner shall provide to Manager a certificate of insurance evidencing such coverage from an insurance carrier with an A.M. Best Rating of A VIII or higher reflecting that the Owner’s Liability Insurance is effective in accordance with this section and that the Owner’s Liability Insurance will not be canceled without at least thirty (30) days prior written notice to Manager.

8.2   MANAGER'S INSURANCE: Manager shall obtain and maintain the following insurance (the specifications for which may be changed from time to time by Owner) necessary to protect the interest of Owner as it relates to Manager's operations hereunder, at Manager's sole cost and expense, from authorized insurance companies approved by Owner rated by Best's Rating at A IX or higher.

a.	COMMERCIAL GENERAL LIABILITY INSURANCE: Commercial general liability insurance for the benefit of Manager and Owner in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate covering claims for bodily injury, property damage, personal and advertising injury, products and completed operations (the "Manager's Liability Insurance").

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1.	Coverage on an occurrence form.
2.	Contractual liability coverage covering the indemnification section of this agreement.
3.	"Additional Insured - Owners, Lessees or Contractors - (FORM B), CG 20 10 11 85" or its equivalent providing coverage for both ongoing and completed operations and naming Owner as an additional insured.
4.	Manager's policy shall not include a Limitation of Coverage Real Estate Operations (CG 22 60 07 98) endorsement, Real Estate Property Managed Endorsement (CG 22 70 11 85) or similar endorsements excluding or limiting coverage for bodily injury, property damage or personal and advertising injury.
5.	Manager shall continue to name Owner as an additional insured for a period of three years following the termination of the Agreement. Manager shall provide Owner with an original certificate of insurance not less than fifteen days prior to each renewal date during this three-year period.

6.	If the Manager utilizes the services of an employee leasing company, then it's general liability policy must include ISO endorsement CG 04 24 10 93 Coverage for Injury to Leased Workers.
7.	The pollution exclusion must be modified to include coverage for pollution claims related to a hostile fire as well as pollutants that are released from the building's heating equipment or equipment used to heat water.
8.	A separation of insured clause.

b.	UMBRELLA OR EXCESS LIABILITY: limits of $5,000,000: Providing follow-form coverage over the Commercial General Liability, Automobile Liability and Employers' Liability policies.

c.	AUTO LIABILITY INSURANCE: Manager, at its expense which is not reimbursable, shall carry and maintain business auto liability insurance covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident. If the Manager utilizes the services of an employee leasing company then its Commercial Auto Liability policy must include ISO endorsement CA 23 25 07 97 Coverage for Injury to Leased Workers. Owner shall be named as additional insured.

d.	WORKERS' COMPENSATION AND EMPLOYERS' LIABILITY INSURANCE:

1.	Workers' compensation - Statutory limits of insurance covering employees, including principals. In the event the principal has waived coverage for himself/herself, it is hereby agreed by all parties that the principal may not perform any work under this contract.
2.	Employers' liability limits.
(A)	$1,000,000 for bodily injury caused by accident, each accident.
(B)	$1,000,000 for bodily injury caused by disease, each employee.

(C) $1,000,000 for bodily injury caused by disease, policy limit.

e.	PROPERTY MANAGER' S ERRORS AND OMISSIONS LIABILITY:
1.	Limits of Insurance:$1,000,000 per occurrence, $2,000,000 aggregate
2.	If coverage is on a claims-made basis, the retroactive date must be a date that is not later than the date on which Manager began performing services on behalf of the Owner.
3.	Contingent bodily injury and property damage coverage.

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4.	Coverage shall be maintained for a period of three years after the termination of services. Manager shall provide Owner with an original certificate of insurance on or before each renewal date during this three-year period.
5.	The policy shall include a separation of insureds clause.

f.	COMMERCIAL CRIME INSURANCE:
1.	Limits of Insurance: $1,000,000 employee dishonesty, $1,000,000 forgery or alteration, $1,000,000 computer fraud, $1,000,000 wire funds transfer fraud,

$1,000,000 money and securities on and off premises

2.	Third party coverage.
3.	No limitation or exclusion related to acts of collusion.
4.	Owner shall be included as Loss Payees as its interest may appear.
5.	Coverage shall be included for theft of Owner's property by Manager's owners, directors and officers.
6.	The definition of employee shall include leased employees if the Manager utilizes the services of an employee leasing firm.

g.	EMPLOYMENT PRACTICES LIABILTIY INSURANCE:

Employment Practices Liability insurance with limits of $1,000,000 per occurrence/aggregate, including third party coverage for sexual harassment, discrimination and other coverable employment-related torts.

h.	CERTIFICATES OF INSURANCE: Manager shall not begin performing services hereunder until original certificates of insurance showing evidence of the coverages outlined below have been furnished to and approved by Owner. Each policy shall provide for thirty (30) days' advance written notice of cancellation or material change by mail to Owner from the insurance company, and this provision shall be evidenced on the certificates. Evidence of renewal or replacement coverages shall be furnished to the Owner and Manager not less than ten (10) days prior to expiration but in no event later than the renewal date itself.

8.4	OWNER'S LIABILITY INSURANCE PRIMARY AND NON-CONTRIBUTORY

In connection with claims by third parties, as between Owner's Liability Insurance and Manager's Liability Insurance, Owner's Liability Insurance shall for all purposes be deemed the primary and non-contributory coverage. No claim shall be made by Owner or its insurance company under or with respect to any insurance maintained by Manager except in the event such claim is caused solely by gross negligence (except actions or policies specifically approved or required by Owner) or willful misconduct (except actions or policies specifically approved or required by Owner) on the part of Manager or Manager's employees.

8.5	RENTER' S INSURANCE

If at the direction of the Owner, Manager implements a renter's insurance program at the Project whether it is a limited liability, or limited liability and personal contents coverage policy, any such policy held by the resident shall not remove, replace, reduce, or in any way modify the parties' indemnification obligations herein or the requirements of Owner or Manager to provide insurance and indemnification in accordance with Sections 6 and 8. Manager agrees to use best efforts to insure compliance on the part of Project residents. Manager assumes no responsibility, liability or reduction in payment of its Management Fee as a result of any expense incurred by Owner, including but not limited to payment by Owner of any insurance deductible amount, cause by the failure of a resident to have renter's insurance in place. This exclusion of liability on Manager's part applies whether the resident failed to procure renter's insurance at the time of initial lease signing, at the time the resident' s renter's insurance policy came up for renewal, or at any other time.

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8.6	VENDOR INSURANCE COMPLIANCE

At no cost to the Owner, Owner agrees to utilize a Vendor Compliance Management Services Company to establish and manage vendor's insurance agreeable to Owner and Manager and approved by Manager. Utilizing such a company to manage vendor Liability Insurance Certificates and provide related services shall not remove, replace, reduce, or in any way modify the parties' indemnification obligations herein or the requirements of Owner or Manager to provide insurance and indemnification in accordance with Sections 6 and 8. Manager assumes no responsibility, liability or reduction in payment of its Management Fee, for property loss, personal injury (including death) or denial of claims based on the status of a vendor's policy whether its policy is amended, changed or lapsed. Further, Manager assumes no responsibility for the Vendor Compliance Management Services Company beyond that required under this Agreement.

8.6	WAIVER OF SUBROGATION

Each insurance policy maintained by Owner or by Manager with respect to the Property shall contain a waiver of subrogation clause, so that no insurers shall have any claim over or against Owner or Manager, as the case may be, by way of subrogation or otherwise, with respect to any claims that are insured under such policy. All insurance relating to the Property shall be only for the benefit of the party securing said insurance and all others named as insureds. Notwithstanding any contrary provision of this Agreement, Owner and Manager hereby release each other from and waive all rights of recovery and claims under or through subrogation or otherwise for any and all losses and damages to property to the extent caused by a peril insured or insurable under the policies of insurance required to be maintained under this Agreement by the waiving party and agree that no insurer shall have a right to recover any amounts paid with respect to any claim against Owner or Manager by subrogation, assignment or otherwise.

8.7	HANDLING CLAIMS

Manager shall report within a reasonable amount of time to Owner all accidents and claims of which it is aware for damage and injury relating to the ownership, operation, and maintenance of the Property and any damage or destruction to the Property coming to the attention of Manager and will assist Owner in Owner's attempts to comply with all reporting and cooperation provisions in all applicable policies. Manager is authorized to settle on Owner's behalf any and all claims against property insurers not in excess of $1,500, which includes authority for the execution of proof of loss, the adjustment of losses, signing of receipts, and the collection of money. If the claim is greater than $1,500, Manager shall act only with the prior written approval of Owner.

8.8	AUTOMOBILE INSURANCE. INTENTIONALLY OMITTED

8.9	WORKERS'COMPENSATION INSURANCE. INTENTIONALLY OMITTED

8.10	DISHONESTY INSURANCE. INTENTIONALLY OMITTED

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8.11	ENVIRONMENTAL INDEMNIFICATION

Owner agrees to defend, indemnify, and hold harmless Manager and Manager's partners, directors, shareholders, officers, and agents, against and from any and all actions, administrative proceedings, causes of action, charges, claims, commissions, costs, damages, decrees, demands, duties, expenses, fees, fines, judgments, liabilities, losses, obligations, orders, penalties, recourses, remedies, responsibilities, rights, suits, and undertakings of every nature and kind whatsoever, including, but not limited to, attorneys• fees and litigation expenses, from the presence of Hazardous Substances (as defined below) on, under or about the Project. Without limiting the generality of the foregoing, the indemnification provided by this paragraph shall specifically cover costs incurred in connection with any investigation of site conditions or any remediation, removal or restoration work required by any federal, state or local governmental agency because of the presence of Hazardous Substances in, on, under or about the Property, except to the extent that the Hazardous Substances are present as a result of gross negligence, criminal activity, or any willful misconduct of Manager or its employees. For purposes of this section, "Hazardous Substances" shall mean all substances defined as hazardous materials, hazardous wastes, hazardous substances, or extremely hazardous waste under any federal, state or local law or regulation.

SECTION 9: MISCELLANEOUS PROVISIONS

9.1	GOVERNING LAW

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina. Manager represents that it has qualified to do business in the State of North Carolina in connection with all actions based on or arising out of this Agreement.

9.2	NOTICES

All notices, demands, requests or other communications required or permitted to be given hereunder must be sent by (i) personal delivery, (ii) FedEx or a similar nationally recognized overnight courier service, or (iii) certified mail, return receipt requested. Any such notice, request, demand, tender or other communication shall be deemed to have been duly given:

(a) if served in person, when served; (b) if by overnight courier, on the first Business Day after delivery to the courier; or (c) if by certified mail, return receipt requested, upon receipt. Rejection or other refusal to accept, or inability to deliver because of changed address or facsimile number of which no notice was given, shall be deemed to be receipt of such notice, request, demand, tender or other communication. Any party hereto may at any time by giving ten (10) days written notice to the other party hereto designate any other address in substitution of the foregoing address to which such notice or communication shall be given.

OWNER:	BR Park & Kingston Charlotte, LLC
c/o Bluerock Real Estate
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attention: Jordan Ruddy

COPY TO:	Bluerock Real Estate
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attention: Michael L. Konig, Esq.

MANAGER:	Bell Partners Inc.
300 N. Greene Street, Suite 1000
Greensboro, NC 27401
Attn: Gwyneth Cote', COO

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9.3	SEVERABILITY

If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or such other documents, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement or such other documents shall be valid and shall be enforced to the fullest extent permitted by law.

9.4	NO JOINT VENTURE OR PARTNERSHIP

Owner and Manager hereby agree that nothing contained herein or in any document executed in connection herewith shall be construed as making Manager and Owner joint venturers or partners. In no event shall Manager have any obligation or liability whatsoever with respect to any debts, obligations or liabilities of Owner or vice versa, except as set forth herein or as set forth in any separate agreement signed by Manager.

9.5	MODIFICATION TERMINATION

This Agreement terminates any and all prior management agreements between Owner and Manager relating to the Project, and any amendment, modification, termination or release hereof may be effected only by a written document executed by Manager and Owner.

9.6	ATTORNEYS' FEES

Should either party be required to employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach of this Agreement, the non-prevailing party in any actions (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including reasonable attorneys' fees expended or incurred in connection therewith.

9.7	TOTAL AGREEMENT

This Agreement is a total and complete integration of any and all undertakings existing between Manager and Owner and supersedes any prior oral or written agreements, promises or representations between them regarding the subject matter hereof.

9.8	APPROVALS AND CONSENTS

If any provision hereof requires the approval or consent of Owner or Manager to any act or omission, such approval or consent shall not be unreasonably withheld or delayed except as otherwise specifically provided herein.

9.9	CASUALTY

In the event that the Project, or any portion thereof, is substantially or totally damaged or destroyed by fire, tornado, windstorm, flood or other casualty during the term of this Agreement, Manager or Owner may terminate this Agreement upon giving the other party written notice of termination on or before the date which is thirty (30) days after the date of such casualty. In the event of termination pursuant to this Section 9.09, neither party hereto shall have any further liability hereunder except for those obligations which by their terms survive termination of this Agreement.

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9.10	SPECIAL AGREEMENTS

Notwithstanding Manager's review of and recommendations in respect to capital repairs and replacements for the Property, Owner acknowledges that Manager is not an architect or engineer, and that all capital repairs, replacements and other construction in the Property will be designed and performed by independent architects, engineers and contractors. Accordingly, Manager does not guarantee or warrant that the construction documents for such work will comply with Applicable Law or will be free from errors or omissions, nor that any such work will be free from defects, and Manager will have no liability therefor. 1n the event of such errors, omissions, or defects, Manager will use reasonable efforts to cooperate in any action Owner desires to bring against such parties. Notwithstanding any contrary provision hereof, (i) Owner agrees that no partner, agent, director, member, officer, shareholder, or affiliate of Manager shall be personally liable to Owner or anyone claiming by, through or under Owner, by reason of any default by Manager under this Agreement, any obligation of Manager to Owner, or for any amount that may become due to Owner by Manager under the terms of this Agreement otherwise, and (ii)Manager agrees that no partner, agent, director, member, officer, shareholder, or affiliate of Owner shall be personally liable to Manager or anyone claiming by, through or under Manager, by reason of any default by Owner under this Agreement, any obligation of Owner to Manager, or for any amount that may become due to Manager by Owner under the terms of this Agreement otherwise.

9.11	COMPETITIVE PROJECTS

Manager may, individually or with others, provide management services in regard to and possess an interest in any other projects and ventures of every nature and description, including, but not limited to, the ownership, financing, leasing, operation, management, brokerage, development and sale of real property and apartment projects other than the Project, whether or not such other ventures or projects are competitive with the Project, and Owner shall not have any right to the income or profits derived therefrom.

9.12	SUCCESSORS AND ASSIGNS

Owner has entered into this Agreement with Manager based on Manager's abilities and, accordingly, Manager may not assign this Agreement without the prior written consent of Owner. Subject to this limitation on assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Either Manager or Owner may assign this Agreement upon obtaining the other party's prior written consent, provided that no consent shall be required for assignment to Owner's Mortgagee(s).

9.13	WAIVER OF JURY TRIAL.

Owner and Manager hereby knowingly, voluntarily and intentionally, to the extent permitted by law, waive the right to a trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any documents contemplated to be executed in connection herewith or any course of conduct, course of dealings, statements (whether oral or written) or actions of either party arising out of or related in any manner to the property (including, without limitation, any action to rescind or cancel this Agreement or any claims or defenses asserting that this Agreement was fraudulently induced or is otherwise void or voidable). This waiver is a material inducement for the Owner to enter into and accept this Agreement. Owner and Manager agree that should issues arise that would have required litigation; they mutually agree to resolve them via arbitration.

9.14	HUD AMENDMENT

In the event Owner secures new financing or refinances the Project, Owner and Manager agree to amend this Agreement as may be reasonably required to satisfy any requirements of Owner's HUD financing, including but not limited to, Manager' s Base Management Fee.

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SECTION 11: SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement as of the day and year first above written.

MANAGER: Bell Partners Inc., a North Carolina corporation

By:	/s/ Gwyneth Cote'

Name:	Gwyneth Cote'

Tide:	Chief Operating Officer

OWNER: BR Park & Kingston Charlotte, LLC, a North Carolina limited liability company

By:

Name:	Jordan Ruddy

Tide:	Authorized Signatory

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SECTION 11:SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement as of the day and year first above written.

MANAGER: Bell Partners Inc., a North Carolina corporation

By:

Name:	E. Durant Bell

Title:	Executive Vice President

OWNER: BR Park & Kingston Charlotte, LLC, a North Carolina limited liability company

By:	/s/ Jordan Ruddy

Name:	Jordan Ruddy

Title:	Authorized Signatory

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EXHIBIT A

2015 BUDGET

To be inserted

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EXHIBIT B

I.	MONTHLY REPORTS

1.	Balance Sheet, including monthly comparison and comparison to year end (if applicable).
2.	Budget Comparison (1), including month-to-date and year-to-date variances.
3.	Detailed Income Statement, including prior 12 months.
4.	Profit and loss statement compared to Budget with narrative for any large fluctuations compared to Budget.
5.	Trial Balance that includes mapping of the accounts to the financial statements.
6.	Account reconciliations for each balance sheet account within the trial balance.
7.	Detailed support for each account reconciliation including the following:

a          Detail Accounts Payable Aging Listing: 0-30 days,31-60 days, 61-90 days and over 90 days.

b.         Detail Accounts Receivable/Delinquency Aging Report: 0-30 days, 31-60 days, 61-90 days, over 90 days and prepayments.

c.         Fixed asset roll-forward and support (invoices and checks) for any new acquisition/additions and/or support for any disposals to fixed assets. Purchases will be accounted for using Bluerock's capitalization policy.

8.	Security Deposit Activity
9.	Mortgage Statement
10.	Monthly Management Fee Calculation
11.	Monthly Distribution Calculation
12.	General Ledger, with description and balance detail
13.	Monthly Check Register including copies of all checks disbursed and copies of cancelled checks.
14.	Market Survey, including property comparison trends, and concessions.
15.	Rent Roll
16.	Monthly Reporting and evidence of withdrawal, if any, of the Property Enhancement Reserves, and any other operating reserve accounts and capital expense reserve accounts, including, but not limited to, any calculations evidencing shortfalls payable thereunder.
17.	Variance Report, including the following:
a.	Cap Ex Summary and Commentary
b.	Monthly Income/Expense Variance with notes
c.	Yearly Income/Expense Variance with notes
d.	Occupancy Commentary
e.	Market/Competition Commentary
f.	Rent Movement/Concessions Commentary
g.	Crime Commentary
h.	Staffing Commentary
i.	Operating Summary, with leasing and traffic reporting
j.	Other reasonable reporting, as requested (e.g. Renovation/Rehab report)

I.	QUARTERLY REPORTS

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18.	Within ten (10) business days of the end of each quarter of each year but no longer than the 15th of the month at the end of each quarter, Manager shall furnish to Owner such information as requested by Owner or its Members or affiliates as is necessary for any REIT Member of Owner (whether a direct or indirect owner) to determine its qualification as a real estate investment trust (a "REIT") and its compliance with any requirements for qualifying as a REIT (the "REIT Requirements") as shall be requested by Owner or its Members. Further, Manager shall cooperate in a reasonable manner at the request of any Member to work in good faith with any designated accountants or auditors of such Member or its Affiliates so that such Member or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the Member or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such Member or its Affiliates. The requesting Member shall bear the cost of any information or reports provided to such Member pursuant to this Exhibit.

III. OTHER REPORTS

19.	Other reasonable reporting at Owner's expense, as requested and approved in writing by Owner at Owner's expense.

(1)	Budget Comparison shall include (i) an unaudited income and expense statement showing the results of operation of the Property for the preceding calendar month and the Fiscal Year to-date; (ii) a comparison of monthly line item actual income and expenses with the monthly line item income and expenses projected in the Budget The balance sheet will show the cash balances for reserves and operating accounts as of the cut-off date for such month.

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EXHIBIT C

Minimum Technology Standards

Infrastructure Services -Hardware and Software

a.	Leasing office computers must meet current minimum technical requirements and standards. The current standard is a minimum of an Intel i3 processor (or equivalent) and 4 GB of RAM. On an annual basis, Manager's Information Technology Department will identify all computers that do not meet the then current minimum technical requirements and standards. Those computers that do not meet the minimum requirements or are greater than 3 years of age will be budgeted for replacement in the following budget year.

b.	All computers for community associates must be a part of Manager's Microsoft licensing program. Every associate will be provided an Active Directory network account and a BellPartnerslnc.com e-mail address. The licenses include Microsoft Windows, Office, Exchange, SharePoint, Lync, Active Directory, Terminal Services, etc. These services will be provided through Manager's internal infrastructure or may run as a cloud service (such as Microsoft Office 365).
c.	Each leasing office is required to supply a high-speed internet connection with a minimum of l0 Meg download / 1 Meg upload and a dedicated IP address.
d.	Each leasing office or maintenance office internet connection must have a standard firewall in place. The current standard is a Meraki MX-60 firewall device.
e.	Mobile devices such as smartphones and tablets must be supported by Manager's Information Technology Department which currently includes Apple and Android devices. All mobile devices connected to Manager's network for e-mail or other applications must be managed by the Manager's Mobile Device Management system.
f.	Owner agrees to use and pay associated fees for Manager's standard telecom management platform.
g.	Other security software and hardware that Manager deems necessary to protect the privacy of Residents, Employees & Reputation -Classes of solutions fall into the following areas:
i.	Web Filtering
ii.	Configuration Management
iii.	Virus and Malware Protection
iv.	E-mail Filtering
v.	E-mail Archiving
vi.	Intrusion Detection and Prevention
vii.	Firewall and VPN Access
viii.	Mobile Device Management
ix.	Single Sign-on
x.	Backup and Disaster Recovery.
h.	Software vendors may perform periodic license audits or true-ups. Owner will reimburse Manager for any additional charges from software vendors that may result from audits or true-ups.

2.	Reporting Tools and Business Intelligence Products
a.	Prorated license and access charges for data extracts from vendor sources for management reporting -ex: RealPage, Yardi, etc.
b.	License costs for applicable User Reporting tools such as IBM Cognos, SAP Business Objects, SAP Crystal Reports etc.

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3.	Vendor Partnership and Product coats for what we have validated and integrated RealPage, Yardi. OpsTechnology etc.)
a.	Owner agrees to use and pay associated software costs for Manager's standard business application platform for property management (e.g. RealPage), financials (e.g. Yardi), and other business applications (e.g. HR/Payroll -Workday). Manager has the right to evaluate, test, and implement platform products that will best meet the business needs of Owner and Manager. The current standard business application platform includes:
i.	Yardi Voyager (Financials, General Ledger, Accounts Payable, Construction, Job Cost Accounting, Fixed Assets)
ii.	RealPage OneSite Leasing and Rents
iii.	RealPage SOE- Site Data Exchange Services
iv.	RealPage OpsTechnology
v.	RealPage Yield Star
vi.	RealPage Payment Solutions
vii.	RealPage Resident Screening
viii.	RealPage Resident Portal
ix.	RealPage Online Renewals
x.	RealPage Online Leasing
xi.	Community marketing websites
xii.	Workday (HR and Payroll)

4.	Integration Services between various suppliers
a.	ETL products
b.	Directory Management and Authentication

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EXHIBIT D

BROWNFIELDS ADDENDUM TO

RENTAL CONTRACT

(North Carolina)

Community Name:	Unit:

Resident(s):	Lease Date

This Brownfields Addendum to Rental Contract (this “Brownfields Addendum") is made and entered into as or the same date as the Rental Contract (the "Lease") to which this Brownfields Addendum is attached and made a part thcRar by and between the Owner of the above referenced Community and Resident named above. The term "Lease" shall include this Addendum and any other addenda executed by the Resident. The terms of this Brownfields Addendum shall be in addition to the terms of the Lease. In the event the terms of this Brownfields Addendum are inconsistent or conflict with the provisions of the Lease, the terms of this Brown fields Addendum shall control

For and In consideration of the mutual promises contained herein and in the Lease and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, the parties agree as follows:

l.	Brownfields Property. The following shall be added as paragraph of the Lease and entitled "Brownfields Property":

Resident acknowledges and agrees that the Unit, any common area and other improvements and real property comprising the Community (collectively, the "Property") have: been classified as a "Brownfields Property" by the North Carolina Department of Environment and Natural Resources ("DENR"). The Property that the subject of this instrument is subject to the Brownfields Agreement attached as Exhibit A to the Notice of Brownfield Property recorded in the Mecklenburg County land records, Book 28491, Page: 249. The: Brownfield Agreement placed land use restrictions in the chain of title for the Property that must be complied with by Resident and Occupant at the Property, as well as their guests and invitees. A complete copy of the Brownfields Agreement is available for review from the property manager by Resident, and the land use restrictions applicable to the Property are incorporated into this Brownfields Addendum by reference (the "Restrictions"). Several or the Restrictions include, but are not limited to:

1)	Underground water at the Property may not be used for any purpose;

2)	Soil disturbances must be handled in accordance with a DENR approved Soil Management Plan, as subsequently modified by DENR;

3)	No mining may be conducted on the Property;

4)	No constituents in environmental media at the Property, including those listed in Paragraph 6 of the Brownfields Agreement, shall be used or stored at the Property, except in de minimis amounts for cleaning and other routine housekeeping activities.

Resident agrees to strictly comply with the Restrictions at the Property and use his/her/their best efforts to ensure other Occupants, as well as invitees, comply with the Restrictions. Upon pining knowledge or any violation of the Restrictions by any party, Resident shall immediately notify Owner in accordance with paragraph of the Lease.

The terms of this Brownfields Addendum are agreed to and accepted by:

OWNER:	RESIDENT(S):

Signature:

[Add proper signature lines]	Name Printed:

Date:

Signature:

Name Printed:

Date:

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